Exhibit 99.1

Faraday Future Announces Global Music Legend and Best-Selling Female Artist Mariah Carey will Become the Next FF 91 2.0 Owner

●	Mariah Carey will take delivery of her FF 91 2.0 soon and has just released her official music video Type Dangerous featuring the FF 91 and FFZERO1 concept car.

●	The video also includes a special appearance by none other than the world’s No. 1 influencer, MrBeast. Since its debut, the video has become an instant hit—trending across the Internet and rapidly capturing the attention of the global entertainment and music industries.

LOS ANGELES, CA (June 15, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that award winning, best-selling female artist of all time and global top music legend Mariah Carey will become the next FF 91 2.0 Futurist Alliance owner. Mariah Carey will take delivery of her FF 91 2.0 soon and just released her new official music video Type Dangerous featuring the FF 91 and FFZERO1 concept car, stay tuned for more updates.

The synergy between FF’s spire (Ultimate AI Luxury) brand positioning and iconic users continues to grow. This marks the formation of a high-recognition, high-loyalty brand influence loop, and signals that FF has officially entered a new phase of global cultural co-creation.

Mariah Carey’s addition to the FF celebrity owner family — which already includes numerous high-profile figures — marks yet another superstar and cultural icon member. Moreover, this reinforces FF’s growing influence of celebrities, athletes and music icons which reinforce FF’s brand power and the extreme product power of the FF 91 2.0 EV. It’s not just a luxury vehicle, it’s a symbol of futurism, cutting-edge technology, and AI innovation.

“I want to congratulate Mariah Carey on her newly released single and music video release and for becoming the newest owner of the FF 91 2.0,” said YT Jia, FF founder and Global Co-CEO of Faraday Future. “The FF 91 2.0 represents the pinnacle of Ultimate AI TechLuxury. Having an iconic owner like Mariah Carey reaffirms FF’s position in the global EV landscape.”

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/

ABOUT MARIAH CAREY

Mariah Carey is the best-selling female artist of all time with more than 200 million albums sold to date and 19 Billboard Hot 100 #1 singles (18 self-penned), more than any solo artist in history. Carey - an inductee to the Songwriters Hall of Fame- is a singer, songwriter & producer recognized with multiple Grammy Awards, numerous American Music Awards, three Guinness World Record titles, Billboard’s “Artist of the Decade” Award, Billboard’s “Icon Award,” the World Music Award for “World’s Best Selling Female Artist of the Millennium,” the Ivor Novello Award for “PRS for Music Special International Award,” and BMI’s “Icon Award” for her outstanding achievements in songwriting, to name a few—with her distinct five-octave vocal range, prolific songwriting, and producing talent, Carey is truly the template of the modern pop performance.

Carey’s ongoing impact has transcended the music industry to leave an indelible imprint upon the world at large. In 2009, Carey was recognized with the Breakthrough Performance Award at the Palm Spring International Film Festival for her critically acclaimed role in Lee Daniels’ “Precious.” Carey went on to appear in Daniels’ ensemble piece “The Butler” (2013). A Congressional Award recipient, Carey has generously donated her time and energy to a range of philanthropic causes near to her heart including Save the Music, the Make-A-Wish Foundation, World Hunger Relief, and the Elton John AIDS Foundation, among many others. A tremendous supporter of children’s charities, both domestic and international, Carey founded Camp Mariah in partnership with the Fresh Air Fund, a retreat for inner city children to explore career development.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the future FF 91 2.0 ownership and collaboration with Mariah Carey, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include, among others, that Mariah Carey may choose to not accept the FF 91. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com